Exhibit T3E-4


                                                       DECEMBER 17,1999

TO OUR CLIENTS:

     Enclosed for your consideration are (a) the First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the First Amended Joint Plan of Reorganization dated December 13, 1999 for Planet Hollywood International, Inc., and Certain of Its Subsidiaries (the "Disclosure Statement"), to which the First Amended Joint Plan of Reorganization of Planet Hollywood International, Inc., and Certain of Its Subsidiaries (the "Plan") is annexed as Exhibit 1, (b) a Ballot for accepting or rejecting the Plan and electing to participate pro rata in the distribution under the Plan of the New Senior Secured Notes, (c) a copy of the Confirmation Procedures Notice, and (d) a pre-addressed return envelope for you to use to return your Ballot to us. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Plan.

     We are acting on behalf of the Holders of record of the Old Senior Subordinated Notes Claims, as of the December 6, 1999 record date established by the United States District Court for the District of Delaware, which is presiding over the Chapter 11 Cases of Planet Hollywood International, Inc., and its debtor subsidiaries, held for your account. We request that you complete and execute the enclosed Ballot in accordance with the detailed instructions contained on the Ballot. WE URGE YOU TO READ THE DISCLOSURE STATEMENT, THE BALLOT AND THE OTHER SOLICITATION MATERIALS FORWARDED WITH THIS LETTER CAREFULLY BEFORE TRANSMITTING YOUR BALLOT BACK TO US.

     To have your vote count on the Plan, you must complete and execute the Ballot and return it to us in the enclosed pre-addressed envelope. YOU SHOULD RETURN YOUR BALLOT TO US SO THAT WE ACTUALLY RECEIVE IT IN SUFFICIENT TIME TO transcribe your votes and other information on your Ballot onto a Master Ballot which we MUST forward to the Balloting Agent so as to be received by such Agent on or before 5:00 p.m., Eastern Time, January 14, 2000 (the "Voting Deadline"). ANY VOTES RECEIVED BY US TOO LATE TO INCLUDE THE INFORMATION ON A MASTER BALLOT AND RETURN TO THE BALLOTING AGENT PRIOR TO THE VOTING DEADLINE WILL NOT BE INCLUDED ON THE MASTER BALLOT AND WILL NOT BE COUNTED, AND YOU WILL NOT BE ENTITLED TO PARTICIPATE PRO RATA IN THE DISTRIBUTION UNDER THE PLAN OF THE NEW SENIOR SECURED NOTES.

     Questions or requests for assistance in respect of your beneficial ownership of Class 5 (Old Senior Subordinated Notes) Claims may be directed to us, or, you may contact the Balloting Agent at (212) 481-1411.